INVESTMENT MANAGERS SERIES TRUST

OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of April 17, 2012 by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (the “Fund”), PALMER SQUARE CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Advisor”), and SSI INVESTMENT MANAGEMENT, INC., a California corporation (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated April 17, 2012 (the “Investment Advisory Agreement”); and

WHEREAS, the Sub-Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Sub-Advisory Agreement between the Trust and the Sub-Advisor dated April 17, 2012 (the “Investment Sub-Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor and pursuant to the Investment Sub-advisory Agreement that have not been assumed by the Sub-Advisor; and

WHEREAS, the Advisor desires to limit the Fund’s Operating Expenses for the Expense Limitation Period (as each term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.	Limit on Operating Expenses.

a.
The Advisor and the Sub-Advisor each hereby agrees to limit the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets, to the amounts listed in Appendix A (the “Annual Limits”) with respect to the Fund and in the priority and liability set forth in Appendix B.  In the event that the current Operating Expenses for the Fund, as accrued each month, exceed Fund’s Annual Limit, the Advisor, then the Sub-Advisor and then both will pay to the Fund, on a monthly basis, the amount listed in Appendix B within 30 days of being notified that an excess expense payment is due.  Such payment may include waiving all or a portion of the Advisor and/or the Sub-Advisor’s investment advisory fees.

2.	Definition. For purposes of this Agreement, with respect to the Fund and each Class of shares thereof:

a.
The term “Operating Expenses” with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, the Sub-Advisor’s compensation detailed in the Investment Sub-Advisory Agreement, and any other expenses described in the Investment Advisory Agreement, but does not include any shareholder servicing plan fees, front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions (including markups and markdowns), dividend or interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with Form N-1A) and expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

b.
The term “Expense Limitation Period” is defined as the period of time commencing on the date the initial Prospectus becomes effective under the Securities Act, through the fourth (4th) month following the Fund’s fiscal year end, and each subsequent one (1) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof.

3.         Reimbursement of Fees and Expenses.  Any payments to the Fund by the Advisor or the Sub-Advisor pursuant to this Agreement are subject to reimbursement by the Fund to the Advisor or the Sub-Advisor, if so requested by the Advisor or Sub-Advisor.  Such reimbursement may be requested from the Fund by the Advisor or the Sub-Advisor in the event that the current Operating Expenses for the Fund, as accrued each month, are less than the Fund’s Annual Limit.  The Advisor and the Sub-Advisor may seek reimbursement in an amount up to the difference between the Annual Limit and the current Operating Expenses, but in no case will the reimbursement amount exceed the total amount of payments made by the Advisor and the Sub-Advisor pursuant to this Agreement and will not include any amounts previously reimbursed.  No reimbursement will cause the total Operating Expenses paid by the Fund to exceed the Annual Limit for that Fund and such reimbursement may not be paid prior to the Fund’s payment of current Operating Expenses.  The Advisor and the Sub-Advisor may each seek reimbursement for payments made to the Fund pursuant to this Agreement for a period of three (3) years from the date of the payment.  Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement or the Investment Sub-Advisory Agreement has not been terminated.  In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.          Term.  This Agreement shall become effective on the date specified herein and shall remain in effect through the end of the Expense Limitation Period, and shall automatically renew for an additional one year period following the end of an Expense Limitation Period, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.          Termination.  This Agreement may be terminated at any time and without payment of any penalty by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor and the Sub-Advisor.  This Agreement may be terminated effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period to the Trust by (i) the Advisor or (ii) by the Sub-Advisor, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld.  This Agreement will automatically terminate, with respect to the Fund listed in Appendix A, if the Investment Advisory Agreement or Investment Sub-Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination or the Investment Sub-Advisory Agreement’s termination, as the case may be, for that Fund.

6.          Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of all parties.

7.         Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST

By:
Print Name:
Title:

PALMER SQUARE CAPITAL MANAGEMENT LLC

By:
Print Name:
Title:

SSI INVESTMENT MANAGEMENT, INC.

By:
Print Name:
Title:

Appendix A

Operating Expense Annual Limits

Fund	Operating Expense Annual Limits	Effective

Palmer Square SSI Hedged Convertible Income Strategy Fund
Class A	1.74%*	_________
Class I	1.49%*	_________

* Excluding any shareholder servicing plan fees.

Appendix B

Expense Reimbursement Payment Schedule

For Operating Expenses in excess of the Annual Limits stated in Appendix A:

First, the Advisor will waive all or a portion its 0.35% advisory fees in the Investment Advisory Agreement,

Then, the Sub-Advisor will waive all or a portion of its 0.95% sub-advisory fees in the Investment Sub-Advisory Agreement,

Then, the Advisor and the Sub-Advisor equally will absorb Operating Expenses of the Fund that are in excess of the Advisor's 0.35% waived advisory fees and the Sub-Advisor’s 0.95% waived sub-advisory fees.